Exhibit 99.(e)(1)(b)

SCHEDULE A

(as of March 15, 2022)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange and Ticker	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The Nasdaq Stock Market LLC [( )]	04/30/2022
Invesco Base Metals Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The Nasdaq Stock Market LLC [( )]	04/30/2022
Invesco Bloomberg Commodity Strategy ETF	09/25/2014	[ ]	The Nasdaq Stock Market LLC [()]	04/30/2022
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	09/25/2014	11/07/2014	The Nasdaq Stock Market LLC (PDBC)	04/30/2022
Invesco Electric Vehicle Metals Commodity Strategy No K-1 ETF	03/15/2022	[04/06/2022]	[The NASDAQ Stock Market, LLC (EVMT)]	04/30/2023
Invesco Energy Commodity Strategy No K-1 ETF	03/07/2017	[ ]	The Nasdaq Stock Market LLC [( )]	04/30/2022

Invesco Actively Managed Exchange-Traded Commodity Fund Trust, on behalf of each Fund listed on Schedule A

By:	/s/ Anna Paglia
	Name:	Anna Paglia
	Title:	President & Principal Executive Officer

Invesco Distributors, Inc.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President